UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 6, 2017, Elliott issued the following letter to the Company’s shareholders:

April 5, 2017

Dear Fellow Arconic Shareholder:

Integrity matters.

As a shareholder, ethical judgment calls made by management can impact the value of your investment just as much as any other business decision. Among the most important jobs of the Board of Directors is to oversee management and hold it accountable for ethical lapses.

With so much at stake, any questions concerning an executive’s integrity must be investigated fully and dealt with transparently. When such questions arise, a Board must act to protect shareholders from the consequences of leaving such an executive in place.

For all shareholders of Arconic Inc. (“Arconic” or “the Company”), a pressing question has arisen regarding management’s conduct. Under CEO Klaus Kleinfeld’s watch, we believe Arconic has engaged in unethical, and potentially illegal, conduct. The Company has refused to deal with this matter transparently. And despite Dr. Kleinfeld’s suspected involvement in this episode and his close relationship to multiple questionable episodes in the past, as detailed below, Arconic’s Board of Directors continues to protect Dr. Kleinfeld at the expense of shareholders.

Because the Board has refused to act transparently, it is up to you to protect the value of your investment by voting on the BLUE proxy card today. A vote on the BLUE card will send four new, independent, highly qualified shareholder nominees to the Board of Arconic; but that is not all: It will also send a message that this kind of misconduct will not be tolerated at your Company any longer.1

First, What Happened?

Almost three years ago, Arconic (then Alcoa Inc.) announced that it was buying a company called Firth Rixson for ~$3 billion in cash and stock.2 The price was steep – more than 22x Firth Rixson’s earnings before interest, taxes, depreciation and amortization (EBITDA). When pressed to justify this high multiple, Dr. Kleinfeld told shareholders, “You won’t understand how the multiple here has to be calculated… .”3 He insisted that Firth Rixson had better days ahead of it as part of Alcoa.4 He believed that under his stewardship, Firth Rixson would grow.

1 For more information about the four highly qualified shareholder nominees, please see the Appendix to this letter.

2 Accelerating Alcoa’s Transformation, Announcing Firth Rixson Acquisition, Alcoa Inc., June 26, 2014

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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That didn’t happen. Instead, Firth Rixson actually shrunk massively. In 2016, it missed management’s revenue target by more than 40% and its earnings target by more than 60%.5

Sometime in 2016, amidst this shocking underperformance, Arconic appears to have decided that it had some legal claims against the Seller of Firth Rixson (the “Seller”). Claims like the ones Arconic believed it had are “corporate assets” – they belong to the Company and its shareholders. They cannot be used by management for its own personal benefit.

Unfortunately, Dr. Kleinfeld appears to have done just that. In August of 2016, he appears to have used Arconic’s claims to obtain $20 million and a written agreement from the Seller – which is Arconic’s sixth-largest shareholder – to vote its stock in favor of Dr. Kleinfeld’s re-election and the Board’s recommendations for a period of two years (the “Secret August Voting Lock-Up”).

In short, Arconic’s management appears to have taken claims – assets – belonging to the Company and used them for its own personal benefit, to secure votes for its preferred slate of directors.

According to the relevant case law on this subject, stacking the deck in this way by using corporate assets to lock up the vote of large individual shareholders for management is vote-buying, pure and simple.6

Let’s Go Through the Relevant Issues One-by-One:

Was the Secret August Voting Lock-Up potentially illegal?

Yes, based on the information available to us it certainly seems so. It is impermissible under Pennsylvania law for corporate managers to take actions that are designed to interfere with shareholder votes.7 The Secret August Voting Lock-Up, by stacking the deck in favor of the Company’s nominees no matter how weak their performance, was designed to interfere with and ultimately weaken the ability of Arconic’s shareholders to hold the Board and management accountable.

3 Alcoa Inc. M&A call regarding the acquisition of Firth Rixson, June 26, 2014

4 Accelerating Alcoa’s Transformation, Announcing Firth Rixson Acquisition, Alcoa Inc., June 26, 2014

5 Dr. Kleinfeld promised that Firth Rixson would generate $1.57 billion of revenue and $350 million of EBITDA in 2016. In reality, Firth Rixson generated $925 million in revenue and $136 million in EBITDA in 2016 – 41% and 61% less than promised, respectively.

6 In Portnoy v. Cryo-cell International Inc., then-Vice Chancellor Leo E. Strine, Jr. wrote, “When what an agreement involves is … the use of a corporate asset … by the management slate to secure a vote for itself, it is much more natural to consider that agreement “vote buying” in the traditional sense …”

7 See Jewelcor Management, Inc. v. Thistle Group Holdings, Co. and Warehime v. Warehime.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Was Arconic straight with shareholders about the Secret August Voting Lock-Up?

No. The Company deliberately concealed the agreement from other shareholders until it had reason to think that the agreement was safely “locked” into place for Arconic’s upcoming 2017 Annual Meeting.

Consider the following facts: The Secret August Voting Lock-Up was agreed to on August 18, 2016, the very day after the filing of the proxy statement for the shareholder vote on the Company’s reverse stock split. It plainly appears that Arconic’s management surreptitiously waited until moments after filing the proxy statement in order to execute the Secret August Voting Lock-Up for the purpose of sidestepping any immediate requirement of disclosure to shareholders.

Further, the existence of the Secret August Voting Lock-Up was not disclosed until March 13, 2017. That means:

•	The Company failed to disclose the agreement ahead of the shareholder vote on the reverse stock split, which took place on October 5, 2016.

•	The Company failed to disclose the agreement in regular filings with the Securities and Exchange Commission (SEC), such as the Quarterly Report filed on November 9, 2016 and the Annual Report filed on February 28, 2017.

•	The Company failed to disclose the agreement at its Investor Day on December 14, 2016.

•	The Company failed to disclose the agreement in its Preliminary Proxy Statement for the upcoming annual meeting, which was filed on March 2, 2017.

We believe the Company’s decision to hide the Secret August Voting Lock-Up until March 13th is explained by a provision that “locked in” the shares in favor of management starting on March 1st. The existence of this “dead hand” provision meant that even if the Seller were to sell the shares after March 1st to someone else, those shares would still have to be voted with Dr. Kleinfeld and the current Board’s nominees at the upcoming 2017 Annual Meeting.

Seen in this light, the Company’s failure to disclose the Secret August Voting Lock-Up until March 13th appears to have been done deliberately to keep the shares out of the hands of anyone who might be inclined to vote for a change of leadership after nine years of Dr. Kleinfeld’s poor performance. We believe this conduct violates both the spirit and the letter of applicable Federal securities laws.

To date, Arconic still has not filed the Secret August Voting Lock-Up, so we do not know what else it contains.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Is Arconic’s explanation – that it concealed the Secret August Voting Lock-Up until after the record date for the current proxy contest because the Board wasn’t certain that the seller of Firth Rixson was an Arconic shareholder – credible?

No. The Company entered into the agreement two weeks after the record date for a shareholder vote whereupon the Seller’s holdings of the Company’s stock had just been verified. Additionally, at least one of the Company’s board members was and is affiliated with the Seller, and the Board could readily have sought re-verification from this Board member. The truth appears obvious: The Company concealed the vote-buying agreement from its shareholders, and it is now grasping at illogical straws in a belated effort to justify the impropriety.

Does the Secret August Voting Lock-Up appear to violate Arconic’s Code of Ethics?

Yes. In Arconic’s Code of Ethics, the CEO and other high-level executives are required to “avoid actual or apparent conflicts of interest between personal and professional relationships.”8 It is extremely likely that Dr. Kleinfeld negotiated the voting agreement on behalf of Arconic with the Seller. The benefits of that agreement flowed directly to him – the Seller was required to vote its shares in favor of Dr. Kleinfeld, thereby helping him keep his very high-paying job, in which he has been paid over $128 million dollars by the Board over his nine years at the Company despite delivering a total return to shareholders of -69%. Any involvement by Dr. Kleinfeld in negotiating the Secret August Voting Lock-Up would amount to a clear conflict of interest and, we believe, a violation of Arconic’s Code of Ethics.

Does the Secret August Voting Lock-Up appear to violate Arconic’s Code of Conduct?

Yes. Page 15 of Arconic’s Code of Conduct states that “a bribe is offering, giving or receiving anything of value (no matter how small) in order to improperly influence a business decision.”9 Management has tried to defend the Secret August Voting Lock-Up by asserting, without providing any evidence, that “no additional value was given” to the Seller in exchange for the voting agreement.

This doesn’t pass the laugh test. Voting rights are valuable.10 Just as you wouldn’t give away your vote for free in this Proxy Contest or in any other democratic election, Arconic clearly provided at least some value – directly or indirectly – to the Seller to obtain the Secret August Voting Lock-Up. And the resulting business decision – in which management used corporate assets to obtain something that was valuable only to Dr. Kleinfeld and the current management and Board – was clearly improper.

Does Dr. Kleinfeld have a history of alleged involvement in similarly problematic incidents?

Yes. The Secret August Voting Lock-Up must also be viewed in light of the distinct and larger pattern which has emerged regarding Dr. Kleinfeld’s history of questionable ethical calls.

8 Arconic Code of Ethics, available at http://www.arconic.com/global/en/investors/code-of-ethics.asp

9 Arconic Code of Conduct, available at https://www.arconic.com/global/en/pdf/arconic-code-of-conduct.pdf

10 Cox, Steve R. and Dianne M. Roden, 2002. “The Source of Value of Voting Rights and Related Dividend Promises,” Journal of Corporate Finance, 8, 337–351; Megginson, William L., 1990. “Restricted Voting Stock, Acquisition Premiums, and the Market Value of Corporate Control,” The Financial Review, 25, 175-198; Zingales, Luigi, “What Determines the Value of Corporate Vote?” Quarterly Journal of Economics, 110, 1047-1073.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Dr. Kleinfeld left his previous job as CEO of Siemens AG under the clouds of a bribery investigation and, upon his departure, faced an unprecedented lawsuit by the Siemens Board for failing to properly supervise the organization.11 The Siemens scandal not only led to the largest Foreign Corrupt Practices Act (“FCPA”) penalty of all-time, but also resulted in Dr. Kleinfeld paying €2 million out of his own pocket in order to settle potential personal liabilities related to his individual involvement.12

These kinds of issues unfortunately followed Dr. Kleinfeld to Alcoa Inc. While Dr. Kleinfeld was serving as a member of the Audit Committee of the Board and later during his tenure as CEO, Alcoa paid almost $200 million in bribes to foreign government officials and intermediaries, resulting in the fifth-largest FCPA penalty ever at the time.13

These repeated instances at the very least call into question Dr. Kleinfeld’s judgment and supervisory attention.

What did the Board know about this?

When we first learned of the Secret August Voting Lock-Up, we found it impossible to believe that the Board could have known about or approved of the agreement. Assuming the Board’s lack of involvement, we demanded that it immediately engage in an independent investigation, disclose all the details of the agreement, identify the parties responsible, and see to their swift dismissal.

To our surprise and disappointment, the Board, as far as we know, has refused to take any of these logical steps. Indeed, to our astonishment, the Board has refused even to answer the basic questions of what it knew about the agreement and when. At this point, we are beginning to wonder whether certain members were in fact aware of – or even approved – the Secret August Voting Lock-Up.

Whether any or all members of the Board were involved in this improper transaction is a crucial piece of information that bears directly on a decision that all Arconic shareholders have to make in the next 60 days. If the current Board cannot even assure shareholders that it is protecting them from highly suspect and seemingly unethical behavior by management, then how can shareholders expect the Board to master the more difficult task of holding management accountable for the quality of its business decisions and shareholder returns?

11 “Siemens to Sue 11 ex-Board members,” Daniel Schafer, Financial Times, July 29, 2008; available at: https://www.ft.com/content/80b5014c-5d72-11dd-8129-000077b07658

12 “Siemens to Collect Damages From Former Chiefs in Bribery Scandal,” Chris V. Nicholson, The New York Times, December 2, 2009; available at: http://www.nytimes.com/2009/12/03/business/global/03siemens.html

13 SEC Release No. 71261, available at: https://www.sec.gov/litigation/admin/2014/34-71261.pdf; DOJ Release, available at: https://www.justice.gov/opa/pr/alcoa-world-alumina-agrees-plead-guilty-foreign-bribery-and-pay-223-million-fines-and; “Alcoa settles FCPA charge, pays $384 million to DOJ, SEC,” Julie DiMauro, The FCPA Blog, January 9, 2014; available at: http://www.fcpablog.com/blog/2014/1/9/alcoa-settles-fcpa-charge-pays-384-million-to-doj-sec.html#sthash.6Ey8yH4c.dpuf; “Reconsidered: Odebrecht and Braskem are on our FCPA Top Ten list,” Richard L. Cassin, The FCPA Blog, December 29, 2016; available at: http://www.fcpablog.com/blog/2016/12/29/reconsidered-odebrecht-and-braskem-are-on-our-fcpa-top-ten-l.html#sthash.xPE0E19R.dpuf

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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For now, the troubling answer to the question “What did the Board know and when did it know it?” is, “The Board is refusing to tell us.” However, regardless of whether the Board knew about the Secret August Voting Lock-Up at the time, the fact that it is failing to act now is equally troubling.

Why has the Board failed to act?

Board members are human beings, and we are mindful that there are extensive personal ties – longstanding friendships and shared memberships on boards other than Arconic’s – between members of the Board and top management. For instance, the Company’s Lead Independent Director (the only position on the Board having power remotely rivaling that of Dr. Kleinfeld) is Patricia Russo, and she and Dr. Kleinfeld effectively supervise each other at Arconic and Hewlett Packard Enterprise Company (“HPE”).

•	At Arconic, Ms. Russo serves as Lead Independent Director and is responsible for supervising Dr. Kleinfeld as CEO and Chairman. At the same time, at HPE, Dr. Kleinfeld serves on the committee responsible for supervising Ms. Russo, who serves as the Chairman.

•	At Arconic, Ms. Russo sits on the committee responsible for overseeing the compensation of Dr. Kleinfeld as Chairman and CEO. At the same time, at HPE, Dr. Kleinfeld sits on the committee responsible for overseeing Ms. Russo’s pay as Chairman.

Thus, each is responsible for supervising the other and setting the other’s pay and compensation. This remarkable arrangement has surely created some awkwardness and discomfort in light of the current circumstances at Arconic. However, personal ties should not be permitted to affect or cloud the Board’s judgment or its independence.

Other individuals who are newer to the Board seem inclined to give Dr. Kleinfeld “one more chance,” perhaps because they feel it is too soon in their tenure to pass judgment, or perhaps out of misplaced deference to longer-tenured directors like Ms. Russo.

But “one more chance” is something appropriately given in other contexts to new executives. It is not something that is or should be given to an executive who has been paid tens of millions of dollars for reducing every shareholder dollar to a mere 31 cents over the course of his nine-year tenure. As a shareholder, you should not be asked to wait even longer for acceptable returns just because the Board wants to give Dr. Kleinfeld “one more chance.”

What can shareholders do?

It is possible – even likely – that before you were a shareholder of Arconic, you owned a piece of Alcoa. Many of you helped build this Company as employees. We’ve heard from a number of you since the news about this vote-buying agreement came out. We know how disappointed you must be to see this kind of behavior overshadow the accomplishments that you helped achieve at the Company that used to be.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Current management can read a stock chart as well as you can. They know that for the last nine years, performance hasn’t been what it should have been. Last year, they knew that shareholders, including Elliott, were increasingly unhappy and inclined to do something about it. And they didn’t have a plan to turn things around.

So some members of the management team, including, we believe, Dr. Kleinfeld, seem to have cut a corner. They tried to protect their jobs by using assets that belonged to you to stack the deck in favor of themselves.

After we blew the whistle on the Secret August Voting Lock-Up, the Company announced it would waive the voting provisions of the agreement. That was a necessary step, but it is hardly sufficient.

The problem with the Secret August Voting Lock-up wasn’t just that it stacked the deck in the upcoming vote, but that it also looks to have potentially been contrary to law, contrary to the Company’s own Codes of Ethics and Conduct, and contrary to the fundamental principles of shareholder trust. In executing the vote-buying agreement, management traded shareholder value for votes promoting its own entrenchment and that of the Board. The Board cannot simply “waive” the terms of the agreement and act as if nothing calling management’s integrity into question ever happened.

Whether you own one share or one million shares, your ability to vote the BLUE proxy card gives you just as much power as the Company’s largest shareholder to send a clear and forceful message to management and the Board: This sort of conduct should not and will not be tolerated at Arconic.

You can take action to protect your investment and help us bring much needed change to Arconic. Please vote using only the BLUE proxy card today.

Thank you,

Elliott Management Corporation

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

Please vote for these highly qualified nominees using the BLUE CARD only

Please disregard and discard any white card you receive

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

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Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Item 2: On April 6, 2017, Elliott issued certain materials to the Company’s shareholders, copies of which are attached hereto as Exhibit 1.